Exhibit 99.1

News Release

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor and Financial Media Contact:

Mark Namaroff

Senior Director of Investor Relations and Corporate Communications

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the First Quarter Ended October 31, 2017

and Declares Quarterly Cash Dividend

Operating Expense Reductions in Fiscal 2017 Yield Improved Profitability;

Tightens Guidance Range for Fiscal 2018 on Increased Confidence

PEABODY, Mass. (December 6, 2017)—Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its first quarter ended October 31, 2017.

Highlights during the first quarter included:

•	Revenue of $106.9 million with gross margin of 45%

•	GAAP operating margin of 7%; Non-GAAP operating margin of 12%

•	GAAP diluted EPS of $0.45; Non-GAAP diluted EPS of $0.75

•	Operating cash flow of $14 million

•	Awarded $4 million base contract by TSA for software algorithm development and additional ConneCT prototypes

Revenue for the first quarter of fiscal 2018 was $106.9 million, a decrease of 12% compared with revenue of $121.1 million in the first quarter of fiscal 2017. GAAP net income for the first quarter of fiscal 2018 was $5.7 million, or $0.45 per diluted share, compared with net income of $2.5 million, or $0.20 per diluted share, in the first quarter of fiscal 2017. Non-GAAP net income for the first quarter of fiscal 2018 was $9.5 million, or $0.75 per diluted share, compared with $5.4 million, or $0.43 per diluted share, in the prior year’s first quarter. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

Fred Parks, president and CEO, commented, “We are encouraged by our results this quarter as our strategy to optimize our Ultrasound portfolio is showing promise. As expected, our strategic redirection coupled with our fiscal 2017 restructuring

Analogic Corporation                8 Centennial Drive, Peabody, MA 01960                978-326-4000                 www.analogic.com

has yielded improved profitability in Q1 on a lower revenue base. Security continues to show strength in the second half of the year driven by demand for international high-speed checked baggage systems and the recent TSA checkpoint contract.”

Parks continued, “The strategic sale process, as previously announced, is progressing as planned. We will provide updates as appropriate.”

Segment Revenues for the First Quarter

Medical Imaging segment revenue was $53.1 million for the first quarter of fiscal 2018, down 21% from revenue of $67.2 million in the same period of fiscal 2017, primarily due to lower sales in CT associated with previously reported customer sourcing issues combined with lower sales in MR and Mammography.

Ultrasound segment revenue was $37.4 million for the first quarter of fiscal 2018, up 4% from revenue of $35.8 million in the same period of fiscal 2017, due to the stronger sales of our bk5000 system for surgery in North America and Europe partially offset by the comparative lower revenue from Oncura veterinary system sales.

Security and Detection segment revenue was $16.4 million for the first quarter of fiscal 2018, down 10% from revenue of $18.1 million in the same period of fiscal 2017, mainly due to a stronger comparison from last year and lower service revenue.

Fiscal 2018 Outlook

Total company revenue for fiscal 2018 is expected to be between $450 and $460 million with non-GAAP operating margins of 10% to 11% resulting in non-GAAP diluted EPS of $2.75 to $2.90. We expect sequential revenue improvement throughout the remainder of fiscal 2018.

•	With anticipated reductions from our portfolio optimization efforts partially offset by improved performance in our urology and surgery markets, we now expect our Ultrasound revenue for fiscal 2018 to be down low-single digits with positive low-single digit non-GAAP operating margin as the company realizes the benefit of its product portfolio optimization efforts and lower operating expenses

•	Medical Imaging revenue for fiscal 2018 is expected to be down low-double digits with mid-teens non-GAAP operating margin due primarily to the impact of a customer outsourcing decision in CT

•	Security and Detection revenue for fiscal 2018 is expected to have double-digit growth, with mid-teens non-GAAP operating margin on continued demand for medium-speed and high-speed check baggage screening systems

The Company does not provide a GAAP operating margin and earnings outlook because it is unable to reliably forecast many of the items that are excluded from the calculation of non-GAAP operating margin and earnings. These items could cause our GAAP operating margins and earnings to differ materially from the corresponding non-GAAP values. For more information, see “Use of Non-GAAP Financial Measures,” below.

Quarterly Cash Dividend

On December 1, 2017, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its fourth fiscal quarter ended October 31, 2017. The cash dividend will be payable on December 29, 2017, to shareholders of record on December 15, 2017.

Use of Non-GAAP Financial Measures

We supplement our GAAP financial reporting with certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP operating margin, non-GAAP other income and expense, non-GAAP net income, non-GAAP effective tax rate and non-GAAP diluted earnings per share. These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have included at the end of this document a reconciliation of each historical non-GAAP financial measure used in this document to the most directly comparable GAAP financial measure.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, in forecasting and planning for future periods, and in determining payments under our compensation programs. We also believe that non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and in comparing financial results across accounting periods and to those of other companies.

With respect to forwarding-looking measures, we provide an outlook for our non-GAAP operating margins and earnings. We do not provide operating margin or earnings outlook on a GAAP basis. Many of the items that we exclude from our non-GAAP operating margin and earnings calculations, such as amortization of intangibles, acquisition related costs, restructuring expenses, and one-time tax adjustments, are less capable of being controlled or reliably predicted by management. These items could cause our GAAP operating margins and earnings to vary materially from the corresponding Non-GAAP figures presented in our outlook statements.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call Details

Analogic will conduct an investor conference call on Wednesday, December 6, 2017 at 5:00 p.m. (ET) to discuss the first quarter results and outlook for fiscal 2018. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight Saturday, January 6, 2018. To access the digital replay, dial 1-877-919-4059 or 1-334-323-0140 for international callers. The passcode is 13740288.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight January 6, 2018. For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com.

About Analogic – Celebrating 50 Years of Imaging Innovation

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
(In thousands, except per share data)	October 31, 2017	October 31, 2016
Net revenue:
Product	105,752	$120,245
Engineering	1,123	873

Total net revenue	106,875	121,118

Cost of sales:
Product	57,972	68,759
Engineering	1,136	723

Total cost of sales	59,108	69,482

Gross profit	47,767	51,636

Operating expenses:
Research and product development	15,012	15,850
Selling and marketing	12,405	18,180
General and administrative	11,941	13,621
Restructuring	535	32

Total operating expenses	39,893	47,683

Income from operations	7,874	3,953
Total other income (expense), net	238	(442)

Income before income taxes	8,112	3,511
Provision for income taxes	2,453	980

Net income	$5,659	$2,531

Net income per share
Basic	$0.45	$0.20
Diluted	$0.45	$0.20
Dividends declared and paid per share	$0.10	$0.10
Weighted-average shares outstanding:
Basic	12,473	12,419
Diluted	12,599	12,616

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	October 31, 2017	July 31, 2017
Assets:
Cash and cash equivalents	$96,806	$129,298
Short-term marketable securities	$50,555	18,797
Accounts receivable, net	73,111	77,587
Inventory	131,314	130,575
Other current assets	12,429	14,448

Total current assets	364,215	370,705
Long-term marketable securities	$35,539	26,171
Property, plant, and equipment, net	100,302	102,676
Intangible assets and goodwill, net	26,950	28,269
Other non-current assets	10,325	10,262

Total Assets	$537,331	$538,083

Liabilities and Stockholders’ Equity:
Accounts payable	$25,728	$27,179
Accrued liabilities	28,034	31,620
Other current liabilities	8,802	8,311

Total current liabilities	62,564	67,110
Long-term liabilities	10,133	10,479
Stockholders’ equity	464,634	460,494

Total Liabilities and Stockholders’ Equity	$537,331	$538,083

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

	Three Months Ended
(In thousands, except per share data)	October 31, 2017	October 31, 2016
GAAP Income From Operations	$7,874	$3,953
Share-based compensation expense (Note 1)	1,984	1,563
Acquisition-related revenues and expenses (Note 2)	1,462	2,212
Non-routine other legal costs (Note 3)	577	4
Restructuring (Note 4)	535	32

Non-GAAP Income From Operations	$12,432	$7,764

Percentage of Total Net Revenue	11.6%	6.4%
GAAP Tax Provision (Note 5)	$2,453	$980
GAAP Tax Rate	30.2%	27.9%
Non-GAAP Tax Provision (Note 5)	3,171	1,950
Non-GAAP Tax Rate	25.0%	26.6%
GAAP Net Income	$5,659	$2,531
Share-based compensation expense (Note 1)	1,885	1,066
Acquisition-related revenues and expenses (Note 2)	1,114	1,752
Non-routine other legal costs (Note 3)	365	2
Restructuring (Note 4)	358	21
Asset impairment charges	28	—
Valuation Allowance Tax Effect	89	—

Non-GAAP Net Income	$9,498	$5,372

Percentage of Total Net Revenue	8.9%	4.4%
GAAP Diluted EPS	$0.45	$0.20
Effect of non-GAAP adjustments	$0.30	$0.23

Non-GAAP Diluted EPS	$0.75	$0.43

Note 1: Exclusion of variable share-based compensation expense allows consistency of operating results between periods and other companies.

Note 2: During fiscal years 2017 and 2018, we incurred acquisition costs related to the Ultrasonix Medical Corporation, PocketSonics, Inc., and Oncura Partners Diagnostics, LLC acquisitions, which we closed on March 2, 2013, September 20, 2013, and January 8, 2016, respectively. Costs included the amortization of intangibles of $1.5 million for the three months ended October 31, 2017.

Note 3: During the three months ended October 31, 2017, we incurred $577 thousand of pre-tax strategic alternative related costs. Additionally, during the three months ended October 31, 2017, we incurred $0 of pre-tax inquiry-related costs, associated with the BK matter, as initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011. This matter relates to transactions we identified involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, regarding compliance with the law.

Note 4: During the three months ended October 31, 2017, we incurred pre-tax charges of $535 thousand, primarily due to facility exit costs associated with exiting the Vancouver facility.

Note 5: The quarter to date Q1 FY 2018 non-GAAP tax rate differs from the GAAP tax rate primarily due to acquisition related adjustments and stock compensation expenses. The quarter to date Q1 FY 2017 non-GAAP tax rates differ from the GAAP tax rates primarily due to the BK Matter Inquiry costs and by acquisition related amortization expense and stock compensation expenses.